Exhibit 10.4

Letter of Commitment

Promiser:	Aerkomm Inc.
Aerkomm Taiwan Inc.

I.	For the land located at No. 89-49 Dashuiku Section, Xinyi District, Keelung City (the area is 7,690.46 Pyeong, approximately 273,651 square feet, all parts thereof are held, the original land number is 89-18, and it is changed to 89-49 as a result of the reorganization by the land office, and the area and location remain unchanged), the landowner TSAI MING-YIN agrees to sign a real estate sales contract with the promiser in respect of the above subject property at a total price of NT$ (the same below) One Billion Five Thousand Six Hundred Twenty-nine Million Seven Thousand Five Hundred and Seven Dollars (NT$1,056,297,507, approximately US$34,712,373) through the agent Metro Investment Group Limited, and the Promiser agrees to pay the agent commission to Metro Investment Group Limited.

II.	Terms of payment: If Metro Investment Group Limited smoothly facilitates the completion of the above real estate sales contract, the Promiser shall pay the agent a commission based on four percent (4%) of the full contract price (NT$1,056,297,507, approximately US$34,712,373), which equivalent to NT$42,252,900 (approximately US$1,388,528), to Metro Investment Group Limited.

III.	Time of payment: Ninety (90) days from the completion of signing of the sales contract and full payment of the contract price by the Promiser.

IV.	In the event of any delay in payment, the Promiser shall pay an additional punitive liquidated damages of one tenth of one percent (0.1%) per day of the agent commission per day. The punitive liquidated damages shall be limited to 5% of the agent commission.

V.	Jurisdiction: In the event of any lawsuit arising out of this Letter of Commitment, both parties agree to take Taiwan Taipei District Court as the court of first instance with jurisdiction.

Yours sincerely,

Metro Investment Group Limited

Promiser: Aerkomm Inc.	/s/ Jeffrey Wun
Legal Representative:	Jeffrey Wun, CEO

Aerkomm Taiwan Inc.	/s/ Aerkomm Taiwan Inc. (Corporate Seal)
Legal Representative:	HSU, CHIH-MING /s/ Hsu, Chih-Ming (Personal Seal)

The 10th day of July, 2018